Free Writing Prospectus

Filed Pursuant to Rule 433

Filed May 29, 2014

Registration Statement No. 333-170231

Free Writing Prospectus dated May 29, 2014

$1,170,250,000 Automobile Receivables Backed Notes

AmeriCredit Automobile Receivables Trust 2014-2

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

The depositor has prepared a prospectus supplement to the prospectus dated March 31, 2011 which describes the notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Fitch Ratings, Inc., or Fitch, and Moody’s Investor Services, Inc., or Moody’s, in order to be issued.

	Fitch		Moody’s
Class A-1 Notes	F1+	(sf)	P-1	(sf)
Class A-2-A Notes	AAA	(sf)	Aaa	(sf)
Class A-2-B Notes	AAA	(sf)	Aaa	(sf)
Class A-3 Notes	AAA	(sf)	Aaa	(sf)
Class B Notes	AA	(sf)	Aa2	(sf)
Class C Notes	A	(sf)	A2	(sf)
Class D Notes	BBB	(sf)	Baa2	(sf)
Class E Notes	BB	(sf)	Ba2	(sf)

Joint Bookrunners

BofA Merrill Lynch	Deutsche Bank Securities	RBC Capital Markets	Wells Fargo Securities

Co-Managers solely with respect to the Class A Notes

BNP PARIBAS	Goldman, Sachs & Co.	Morgan Stanley	RBS

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-800-503-4611.